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                                                                     EXHIBIT 5.1
                                                                     -----------


                           Jones, Day, Reavis & Pogue
                           2300 Trammell Crow Center
                                2001 Ross Avenue
                           Dallas, Texas  75201-2958



                                 August 3, 1998



Sterling Software, Inc.
300 Crescent Court
Suite 1200
Dallas, Texas  75201


          Re:  Registration of 2,603,040 Shares of Common Stock
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Ladies and Gentlemen:

          We are acting as counsel to Sterling Software, Inc., a Delaware corporation ("Sterling Software"), in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale by certain stockholders of Sterling Software (the "Selling Stockholders") of up to 2,603,040 shares (the "Shares") of common stock, par value $.10 per share, of Sterling Software that were issued to the Selling Stockholders pursuant to the merger of Synon Corporation with a wholly owned subsidiary of Sterling Software (the "Merger").

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized and, upon issuance in accordance with the Agreement and Plan of Merger providing for the Merger (the "Merger Agreement"), were or will be, as applicable, validly issued, fully paid and nonassessable.

          In rendering this opinion, we have (i) assumed (a) that the Merger Agreement constituted or will constitute, as applicable, at the time of such issuance, valid, binding and enforceable obligations of the parties thereto, (b) that the parties to the Merger Agreement have complied and will comply with the provisions thereof, (c) that the consideration received by Sterling Software in respect of each Share issued pursuant to the Merger Agreement had or will have, as applicable, a value no less than the par value of such Share, (d) that the resolutions of the Executive Committee of Sterling Software's Board of Directors authorizing Sterling Software to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (e) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the parties to the Merger Agreement. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 relating to the registration described herein (the "Registration Statement"), and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue


                              Jones, Day, Reavis & Pogue